Exhibit 10.5

Mr. Christopher M. Shroyer

c/o First Busey Corporation

100 West University

Champaign, Illinois  61824-4028

Dear Chris:

As you are aware, First Busey Corporation has implemented several changes in the executive management of the company.  As part of this management restructuring, on or about March 31, 2010, your position will change from President-East Region to President & Chief Executive Officer of Busey Bank.

In this new position you will continue to report to the President and Chief Executive Officer of First Busey.  Your compensation and benefits will remain unchanged at this time, but may change when all management compensation is reviewed after the end of the first quarter of this year.  In your new leadership role, you will continue to serve as the East Region President of Busey Bank.  The Busey East Region includes the Champaign/Ford and Indianapolis markets.  You will continue to perform other responsibilities assigned by the Chief Executive Officer of First Busey or the board of directors.

Please confirm your acquiescence and agreement to the changes noted above as though such changes were reflected in your employment agreement with First Busey by signing below and returning a copy of this letter to Dave White.  This letter will act as an addendum to your employment agreement.

Thank you for your continued efforts.

Very truly yours,

Van A. Dukeman
President and CEO
First Busey Corporation

I understand and agree to the foregoing changes to my job title and related job duties and responsibilities.

/s/ Christopher M. Shroyer
Christopher M. Shroyer